Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of The Interpublic Group of Companies, Inc. (the “Company”) of our report dated March 6, 2003, except Note 8, which is as of March 13, 2003, and except Notes 1, 2, 3, 4, 6, 7, 10, 14, 15 and 17 which are as of August 20, 2003, relating to the financial statements, which appears in the Company’s Report on Form 8-K filed on September 9, 2003 and to the incorporation by reference of our report dated March 6, 2003 relating to the financial statement schedule, which appears in such Report on Form 8-K filed on September 9, 2003. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/S/    PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

New York, New York

November 17, 2003